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                                                                   EXHIBIT 10.37

                            INTERNET TRAVEL NETWORK
                       GET THERE.COM FLIGHTREZ AGREEMENT

This Agreement is made as of August ___, 1999 ("Effective Date") between GetThere.com, Inc., a California corporation with its principal place of business at 445 Sherman Avenue, Palo Alto, CA 94306 ("GT") and Northwest Airlines, Inc., a Minnesota corporation with its principal place of business at 5101 Northwest Drive, St. Paul, MN 55111 ("Company"). GT and Company are sometimes referred to herein as a "Party" or collectively referred to as the Parties

BACKGROUND: GT develops and markets travel-related technology and services for use in connection with the World Wide Web. The GT Reservation System permits customers to access real-time Computer Reservation System ("CRS") inventory and make travel reservations via the World Wide Web. Company wishes to provide its customers with access to the GT Reservation System via screens displaying Air Outlet Consolidator's logos.

GT is in the business of developing web sites and Company wishes to jointly develop with GT the Air Outlet Center web site ("Air Outlet Center Site" as defined herein). GT is in the business of hosting web sites and Company wishes to have GT host the Air Outlet Center Site. GT is in the business of providing e-mail delivery of confirmation of travel plans made through the GT CRS and Company wishes to have GT provide such e-mail confirmation to Company's customers.

GT presented Company with a proposal, attached as Attachment G and Company relied on such proposal in determining GT's ability and statements contained therein formed the basis of the decision to award this contract to GT.

Now, Therefore, in consideration of the mutual agreements herein contained, and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.    Definitions.
      -----------

1.1   "Acceptance" means as set forth in Section 4.5.

1.2 "Additional Services" means any additional services which may be acquired by Company under the terms of this Agreement and pursuant to a mutually acceptable Statement of Work for Additional Services.

1.3   "ARC" means the Airline Reporting Commission.

1.4 "Booking" means the creation of a PNR within the database of the applicable CRS and all changes and cancellations relating to such PNR.

1.5 "Co-Branded" means GT's logo and the phrase "Powered by Get There.com" will be prominently displayed on every page of the Private Label Site.

1.6 "Content" means the Company specific content as set forth in Attachment A ("Company Content") delivered by Company to GT for use in the Private Label Site.

1.7 "CRS" means a computer reservation system implemented by the GT Reservation System.

1.8 "Company Client" means a customer of Company's that utilizes the Private Label Site.

1.9   "Defaulting Party" means as set forth in Section 21.1

1.10  "Event of Default" means as set forth in Section 21.1

1.11 "FlightREZ Product" means the GT Booking engine that enable airlines to serve travelers directly.

1.12  "Fulfillment" means as set forth in Exhibit F.

1.13 "ISP" means the Internet Service Provider chosen solely by GT to provide them the System.

1.14 "GT Reservation System" means GT's proprietary booking engine that provides access to a real time CRS in order to make travel reservations via the world wide web.

1.15  "Non-Defaulting Party" means as set forth in Section 21.1.

1.16 "Order" means Company's standard Purchase Order or any other document referencing and incorporating the terms and conditions of this Agreement and describing any Additional Services being ordered. Any preprinted terms and conditions on Company's standard Purchase Order or other documents will be replaced and superseded in entirety by the terms and conditions of this Agreement. Notwithstanding the foregoing sentence, an Order may set forth modifications and additions to the terms and conditions of this Agreement provided, however, that such modifications and additions will only be effective if agreed upon in writing by GT and Company set forth as an addendum to the Order.

1.17 "PNR" means a single passenger name record containing sufficient information to process a travel reservation.

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY
      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH
      RESPECT TO THE OMITTED PORTIONS.
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1.18  "Price List" means a schedule of Service Fees as set forth in Attachment C hereby incorporated by into this Agreement by this reference.

1.19 "Private Label Site" means the set of world wide web pages, also referred to herein as the Air Outlet Center Site, hosted by GT through which a Company Client may access the GT Reservation System via screens displaying the Company Content and incorporating product features as set forth in Attachment B.

1.20 "Services" means and duties or work including labor, consulting, training implementation, Fulfillment, support, maintenance,, and other miscellaneous services as may be provided by GT or any of GT's subcontractors or agents to Company under this Agreement.

1.21  "Service Fee" means as set forth in Attachment C.

1.22 "Service Level" means the mutually agreed upon, quantifiable criteria for assessing performance of the Private Label Site as set forth in Attachment D.

1.23 "Service Level Compliance" means, as applicable, GT's successful performance in accordance with the Service Level as measured against the quantifiable criteria set forth in Attachment D. The calculation of Service Level Compliance will exclude downtime related to Company's databases, any utilized CRS, internet backbone or mapping software vendors and any of the causes set forth in Section 28 or caused by any act or omission of Company.

1.24 "Statement of Work" means GT's description of work as and attached here to as Attachment E.

1.25 "Statement of Work for Additional Services" means a document describing the specifications of Additional Services as may be attached to an Order pursuant to the mutual agreement of the parties. The Statement or Work will include a detailed description of Additional Services, a performance schedule (including all major deliverables and milestones), GT and Company responsibilities in conjunction with the performance of the Additional Services. In addition, the Statement of Work may include items such as account and project management requirements, performance reporting and any other special provisions or requirements related to Additional Services.

1.26 "System" means Private Label Site, the GT Reservation System and/or ISP provided by GT hereunder.

1.27 "Ticket" means the issuance of ARC documents by GT as required for each PNR. Such issuance may be in the form of an email confirmation (for air, car or hotel), electronic confirmation (e.g. E-Ticket) or authorized ARC paper collateral (for air travel).

1.28  "Update" means any related updates of Company Content as defined herein.

1.29 "Upgrade" means any GT FlightREZ product enhancements developed by GT during the Initial Term or any successive six month renewal periods of this Agreement.

2.   Rules of Construction.

2.1  The following rules of construction apply to this Agreement:

2.2  The singular includes the plural and the plural includes the singular;

2.3  "include" and "including" are not limiting;

2.4 "hereby", "herein", "hereof", "hereunder", "the Agreement", "this Agreement" or any like words refer to this Agreement;

2.5 A reference to a law includes any amendment or modification to such law and any rules or regulations issued there under or any law enacted in substitution or replacement therefore;

2.6 A reference herein to a Section, Exhibit, Attachment, Appendix or Schedule without further reference is a reference to the relevant Section, Exhibit, Attachment, Appendix or Schedule of this Agreement;

2.7 Any right may be exercised at any time and from time to time unless specified otherwise herein;

2.8 The headings of the Sections and portions thereof are for convenience only and will not affect the meaning of this Agreement; and

2.9 Any reference to days will mean calendar days unless specifically noted otherwise.

3.   Content and License Rights.
     --------------------------

3.1 GT grants to Company a world-wide, non-exclusive, non-transferable, non-sublicensable, royalty-free license during the term of this Agreement to use the FlightREZ Product in connection with the Private Label Site. Company acknowledges GT's proprietary rights set forth in Section 16.

3.2 Company will provide GT with the Content necessary to implement the Private Label Site. Company grants to GT a world-wide, non-exclusive, royalty-free license during the term of this Agreement to use, reproduce, electronically distribute, publicly display, and publicly perform the Content delivered to GT by Company only in connection with the Private Label Site. GT acknowledges that Company owns all right, title and interest in and to the Content.

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4.   Functionality and Implementation.
     --------------------------------

4.1 Other than the Design and Set-up fee set forth in Exhibit C, the Private Label Site will implement, at no additional cost to Company, GT's airline product features as described in Attachment B ("AIRLINE PRIVATE LABEL PRODUCT FEATURES") including searching and retrieving airline travel information and booking airline Tickets.

4.2 GT and Company will use diligent efforts to mutually develop the Private Label Site to meet the requirements set forth in Attachment B.

4.3 GT will host the Private Label Site. GT acknowledges that Company relies on GT's ability and discretion in choosing an ISP.

4.4 Company and GT will use commercially reasonable efforts to implement the Private Label Site in accordance with the Statement of Work within the time frames set forth on Attachment C. Implementation is understood to mean providing the Private Label Site to Company in order for testing to occur (and in turn -- acceptance) as set forth in Section 4.5 below. If GT does not implement the Private Label Site within such time frame through no fault of Company, Company may either (i) extend the time frame for implementation or (ii) terminate this Agreement with no amount owing to GT (which will be Company's sole and exclusive remedy).

4.5 Acceptance of the Private Label Site will be deemed to have occurred within thirty (30) days of release of the site by GT to Company, unless otherwise communicated by Company to GT in writing. In the event that Company communicates any nonconformance in the Private Label Site to GT in writing, GT will use reasonable commercial efforts to promptly correct or remedy such nonconformance and retender the Private Label Site for further testing. If Company fails to provide GT with notice of nonconformance within fifteen (15) business days of retender or any subsequent retender, the Private Label Site will be deemed Accepted and the last day will be deemed the "Date of Acceptance." If the Date of Acceptance has not occurred by the date sixty (60) days from the date of implementation as set forth in Section 4.4 above Company will within ten (10) calendar days thereafter to, notify GT in writing of its election to do either of the following: a) instruct GT to correct any deficiencies and retender the Private Label Site for testing as often as necessary to achieve Acceptance or b) terminate this Agreement in its entirety as Company's sole and exclusive remedy. Notwithstanding the above, release of the Private Label Site to its Company Clients to perform live bookings will be considered Acceptance of the Private Label Site by the Company. Failure to object prior to the Date of Acceptance will not limit GT's obligations to correct material non-conforming conditions later discovered pursuant to this Agreement The Design and Set Up Fee as stated in Attachment C will be due and owing to GT on the Date of Acceptance. The acceptance processes set forth within this Section 4.5 will also govern the acceptance procedure for Additional Services, Section 4.9.

4.6 After initial implementation to incorporate Content, GT will have no obligation to perform further development or customization, other than as set forth herein. Any look and feel modifications to the Private Label Site will be made as mutually agreed upon by GT and the Company at no cost to Company. Such look and feel modifications will be completed within five (5) days after GT and Company agree. GT will deliver to Company at no cost, annually up to two
(2) revisions to or additions of the Airline Private Label Product Features as defined in Section 4.1.. Such revisions are more than the look and feel modifications as described above.

4.7 Company may provide GT Updates for the Private Label Site. GT agrees to use diligent efforts to implement such Updates within twenty-four (24) hours of receipt of the Content, provided however, the Content required for such Updates will be substantially in the format mutually agreed upon between GT and Company and as reflected on Attachment A. GT will implement such Updates at no additional cost to Company.

4.8 GT will provide, general maintenance to the Private Label Site and GT Reservation System during the terms of this Agreement, which shall be performed during off-peak hours, as determined by GT in its sole discretion. GT will notify Company in writing, via e-mail or other method as mutually agreed upon, so that from the time of Company's receipt of such notification at least twenty-four (24) hours passes before performance of any maintenance that will materially interferes with the Company Client's Private Label Site experience. Not withstanding the aforementioned, GT will not perform maintenance work during time periods as provided in writing by Company to GT.

4.9 In the event Company requests Additional Services from GT and such Additional Services does not relate to the timeliness of the Content Update as set forth above in Section 4.7, or look and feel Private Label Site modifications or the two (2) Private Label Site revisions as set forth in
Section 4.6 above, Company and GT will follow procedures as set forth in Section
4.5 above. Fees for Additional Services will be as set forth in Attachment C and due and owing to GT upon the Date of Acceptance.

4.10 During the term of this Agreement, GT agrees to use reasonable commercial efforts to provide to Company, , Upgrades to the Private Label Site, at the same or no cost to Company as generally made available to customers using the GT FlightREZ Product.

5.   Service Level Compliance.
     ------------------------

5.1 GT will comply with the Service Levels as set forth in Attachment D so as to achieve Service Level Compliance. In the event GT falls below the Service Levels set forth in Attachment D Company may (i) agree to discuss an alternate remedy, or (ii) terminate this

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Agreement in accordance with Section 20.6 and such termination is Company's sole and exclusive remedy for breach of this Section.

5.2 GT will provide a report on Fulfillment in a mutually acceptable format. GT will provide reports to Company, detailing performance in connection with Service Level Compliance objectives as stated in Attachment D.

6.   Access.
     ------

6.1 Company will assign a Universal Resource Locator (URL) for the Private Label Site.

6.2 GT will be solely responsible for all the necessary computer hardware, software, modems, connections to the internet and other items as are needed for hosting and maintaining the Private Label Site (herein referred to as "Equipment"). GT will be solely responsible for all costs associated with the aforementioned Equipment for hosting and maintaining the Private Label Site. In the event hosting and maintaining the Private Label Site requires additional communications connections to GT, the CRS or the internet, GT will be solely responsible for all costs associated with such connections for hosting and maintaining the Private Label Site. GT will maintain management control of any hardware, and costs associated with such hardware, required to support the Private Label Site within GT's data center. Company and Company Clients will be solely responsible for all necessary computer hardware, software, modems, and connections to the internet and other items as are needed for accessing the Private Label Site.

7.   Technical First and Second Level Support.
     ----------------------------------------

7.1 GT will provide first level end-user travel related support to Company Clients, as set forth in Attachment H.

7.2 GT will provide Company with its standard second tier technical support for the Private Label Site(s) as set forth in Attachment D at no cost. Such support will include, but not be limited to, telephone support to Company's designated support contact twenty-four (24) hours a day, seven days a week.

8.   Bookings.  GT will book to the applicable CRS and email a confirmation, if
     --------
possible, to the Company Client for each Booking made through the Private Label Site within two (2) hours for such Booking. GT will keep records of such Bookings. GT will accumulate and invoice all Tickets fulfilled from Bookings on the Private Label Site directly to Company on a monthly basis, which will include a monthly report of such Bookings. Such report will contain the Company Client's name, the number of travelers, the PNR number and the Booking date.

9.   Payments.
     --------

9.1 Other than the Design and Set-up fee set forth in Attachment C, Company will receive at no additional cost, all the Airline Private Label Site Product Features set forth in Attachment B hereto. If Company requires the implementation of any Additional Services, including additional features not listed in Attachment B or the Statement of Work, then Company will pay the additional fees as set forth in Attachment C.

9.2 Except as otherwise stated herein, all payments undisputed in good faith due to GT hereunder (other than the initial Design and Set-up Fee) will be made within forty-five (45) days of Company's receipt of GT's invoice. Late payments will bear interest at 1.0% per month or the maximum rate permitted by law, whichever is less.

9.3 Currency. Unless specifically agreed upon otherwise and set forth in the Order, all payments hereunder will be made in United States currency.

9.4 Reimbursable Expenses. If agreed to in writing by the Parties, Company will reimburse GT for reasonable, actual, out-of-pocket expenses incurred by GT in conjunction with out of town travel required for GT to perform the Services, provided that such travel is approved in advance by Company's representative. Company will, at its option, provide GT with Coach Class space available or other Tickets for air travel on Northwest Airlines or reimburse GT for Coach Class, round trip air travel. GT will utilize Northwest Airlines air transportation unless specifically approved otherwise, on a case by case basis, by Company's representative. Other reimbursable expenses will be limited to reasonable and actual expenses for lodging, meals, local transportation, and incidentals only as are required by GT in the performance of its obligations hereunder. Unless specifically agreed upon otherwise by Company's representative, rental car expenses will only be reimbursed if the car is necessary for GT to complete its obligations hereunder. Receipts will be required for any expenditure totaling US $25.00 or more. Air travel, hotel and rental car expenses will only be reimbursed if reservations are made through Company's representative, unless Company declines to make such reservations. Notwithstanding the foregoing, the Parties may agree upon, in advance of any travel, a per diem payment in lieu of reimbursement.

10.  Adjustments to Charges.  The prices set forth in Attachment C will be fixed
     ----------------------
for the duration of the Initial Term set forth in Section 20.1. Thereafter such charges may, upon ninety (90) days prior written notice, be adjusted by GT. However any increase in any fee will be limited to five percent (5%) in any twelve (12) month period.

11.  Audit.  GT agrees that all of its books and records relating to the
     -----
Services provided hereunder will be maintained for not less than two (2) years after the delivery of Services and will, upon reasonable cause and notice, be subject to inspection and audit at Company's expense by an independent certified public accountant employed by Company solely for this purpose and reasonably acceptable to GT. As a condition to such examination, the independent public accountant selected by Company will execute a written agreement, reasonably satisfactory in form and substance to GT, to maintain in

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confidence all information obtained during the course of any such examination except for disclosure to Company and GT as necessary for the above purpose and will only conduct such audit during regular business hours.

12.  Expenses.  Except as otherwise provided herein, each Party agrees to bear
     --------
its own costs and expenses in connection with preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto, including, but not limited to, legal and accounting fees and expenses.

13.  Collection.  If GT is required to institute any proceeding to obtain
     ----------
payment and prevails in such proceeding, Company agrees to pay the costs and expenses (including reasonable attorney's fees) incurred by GT in connection therewith.

14.  Disputes.  If Company in good faith disputes any invoice rendered or amount
     --------
paid, Company will remit the portion not in dispute in a timely manner and will deliver to GT a statement stating the specific basis for the dispute in detail sufficient to enable GT to evaluate Company's claim. The Parties will use all reasonable efforts to resolve such dispute expeditiously. If Company so notifies GT of a disputed amount, the time for paying the disputed portion of the invoice will be extended by a period of time equal to the time between GT's receipt of such notice from Company and the resolution of such dispute.

15.  Warranties and Disclaimers.
     --------------------------

15.1 Each of GT and Company warrants to the other that it has the right to enter into this Agreement and perform its obligations hereunder. Without limiting the generality of foregoing, Company warrants to GT that it now has and/or will have the right to provide GT with all Content to be provided with respect to this Agreement.

15.2 If there is an error in posting fares and a Company Client purchases an incorrectly priced ticket, and Company can document that such error was caused by GT's negligence, Company will be entitled to receive the difference in the amount collected and the actual correct fare and any related taxes, including but not limited to associated passenger facility charges, sales and use taxes, stamp taxes, excise taxes, APHIS user fees, value added taxes (in the nature of a sales or use tax), gross receipt taxes (in the nature of sales or use tax) and U.S. Customs and Immigration user fees. Such a refund shall be Company's sole and exclusive remedy for such errors. GT's maximum liability to Company will be the aggregate of the amount of money paid to GT by Company for the Private Label Site during the six month period prior to the date on which the documented error caused by GT's negligence arose.

15.3 GT is and will remain a member of ARC in good standing throughout the term of this Agreement.

15.4 EXCEPT AS PROVIDED ABOVE, ALL INFORMATION, TECHNOLOGY AND SERVICES
PROVIDED BY GT HEREUNDER ARE PROVIDED "AS IS" WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, GT EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO SUCH INFORMATION, TECHNOLOGY AND SERVICES.

16.  Proprietary Rights.
     ------------------

16.1 GT represents that GT owns all right, title, and interest in and to all components of the Private Label Site, not to include Content provide by Company, and GT Reservation System, including all derivatives of and modifications thereto and Company acknowledges this representation.

16.2 Nothing in this Agreement will give Company any right or license to use, reproduce, display or distribute (electronically or otherwise) any technology or intellectual property rights in the GT Reservation System.

16.3 GT reserves the right to display its copyright, standard trademark graphic and disclaimer on the Private Label Site in a manner and format to be mutually agreed upon by GT and Company.

16.4 Company will determine all terms and conditions of Company travel services offered through the Private Label Site.

17.  Indemnity.
     ---------

17.1 Except for any third party claims addressed by Section 17.2 below, each Party will indemnify the other Party for amounts spent in defense and amounts actually awarded in third party suits arising solely out of that Party's negligence and/or willful misconduct in accordance with the activities contemplated by this Agreement, provided however that the party seeking indemnification will give the indemnifying party prompt notice in writing of such suit or proceeding, the indemnifying party will have complete control of the settlement and defense and the party seeking indemnification will provide any information and assistance reasonably requested by the indemnifying party (at the indemnifying party's expense).

17.2 Infringement Indemnity. As of the Effective Date, GT warrants and agrees that it will defend any suit or proceeding that may arise against Company for alleged infringement of any U.S. copyright or patent relating to the use of the GT Reservation System, and that GT will indemnify and hold harmless the Company against any loss, including damages, costs and expenses (including attorney fees) that may be incurred by the assertion of any such patent or copyright claims by a third party; provided however that Company will give GT prompt notice in writing of such suit or proceeding, GT will have complete control of the settlement and defense and Company will provide any information and assistance reasonably requested by GT (at GT's expense) GT will obtain

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Company's consent for any settlement that would result in direct liability to the Company. The foregoing obligation does not apply with respect to services not supplied by GT (e.g. third party software, services, telecommunications or technology) but does include any and all third party software that may be embedded in the GT Reservation System. In the event such a claim by a third party causes Company's quiet enjoyment and use of the GT Reservation System to be seriously endangered or disrupted, GT will, at GT's option: (a) replace the GT Reservation System, without additional charge, with a compatible, functionally equivalent and non-infringing system; (b) modify the GT Reservation System to avoid the infringement; (c) obtain a license to continue use of the GT Reservation System for the term of this Agreement and pay any additional fees required for such a license; or (d) if none of the foregoing alternatives are practical even after GT's best efforts, GT will refund to the Company all amounts for Design and Set-up Fees and the Additional Services paid by the Company to GT (up to $[*]), and both parties will have the right to immediately terminate the Agreement.

17.3 As of the Effective Date, GT has no knowledge of any existing infringement of its rights to provide the GT Reservation System or Services, nor of any dispute as to the ownership or any other matter that might affect the validity, continuance, ownership or value thereof or GT's ability to enter into this Agreement.

17.4 Company's sole and exclusive remedy for any liability to Company resulting from any infringement is indemnification and or termination as set forth herein.

18.   Insurance.
      ---------

18.1 GT will maintain insurance, with an insurance company satisfactory to Company, in the following amounts:

(i)   Worker's Compensation  - Statutory Limit
      ---------------------

(ii)  Employers Liability  -  $500,000
      -------------------

(iii) Commercial General Liability - $2,000,000  Combined Single Limit
      ----------------------------
      Insurance per occurrence. (This is a minimum amount. Airport requirements or the nature of the work may necessitate higher limits, but in no event to exceed $5,000,000.) Commercial General Liability insurance will include policies for: personal injury; insured contractual liability; completed operations/product liability; naming Company as an additional insured; and provide severability of interest, cross liability and independent contractor's coverage.

(iv)  Business Auto Policy  -  $1,000,000 Combined Single Limit.  Such insurance
      --------------------
      to cover owned, non-owned and hired vehicles when doing work on Company's premises.

18.2 GT agrees to insure (or self-insure) all losses to its owned or leased tools and equipment used in the provision of the Services and agrees to obtain an endorsement from its insurance carrier waiving its right of subrogation against Company.

18.3 If requested by Company, Certificates of Insurance will be delivered to Company evidencing compliance with the insurance terms of this Agreement. All of the above insurance will be written through a company or companies satisfactory to Company, and the Certificates of Insurance will be of a type that unconditionally obligates the insurer to notify Company in writing at least thirty (30) days in advance of the effective date of any material change in or
cancellation of such insurance.   GT's failure to provide or to maintain the
insurance required during the term of this Agreement will be deemed an Event of Default in accordance with Section 21.1.

19.   Limitation on Damages.  Except  as stated in Section 17.2 above,  not
      ---------------------
withstanding any other provisions in this Agreement, GT's maximum liability to Company will be the aggregate of the amount of money paid to GT by Company for the Private Label Site during the six month period prior to the date on which the cause of action arose. Except as stated in Section 17.2 above, in no event will either Party be liable to the other under contract, negligence, strict liability or any other legal or equitable theory for any cost of procurement of substitute goods, technology, services or rights, for loss or corruption of data, for any incidental, indirect, special, or consequential damages.

20.   Term and Termination of Agreement.
      ---------------------------------

20.1 Unless terminated earlier as provided herein, this Agreement will begin on the Effective Date and continue for an initial period of one year from the Date of Acceptance (the "Initial Term"). Thereafter, this Agreement will automatically renew for successive periods of six (6) months unless either Party gives written notice of its intent not to renew to the other Party no later than ninety (90) days prior to the end of the Initial Term or any such six (6) month renewal period.

20.2 Either Party may terminate this Agreement upon sixty (60) days written notice in the event the other Party breaches any material term (such material term will not include Service Level failures for purposes of this Section 20.2. Termination for Service Level failure are provide in Section 20.6) of this Agreement and such breach continues without cure for a period of sixty (60) days following specific written notice by the Non-Defaulting Party to the Defaulting Party of such breach and request for termination.

20.3 This Agreement may also be terminated by either Party without cause by giving ninety (90) days prior written notice to the other Party.

20.4 Company may terminate any Additional Service under any Order, in whole or in part, for convenience upon

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY
      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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giving at least thirty (30) days prior written notice. In such event, Company will reimburse GT on a time basis for all work performed by GT up to the effective date of termination. Payment of all outstanding invoices will be made up to and including the last day of the Additional Service. Company will not be liable for any costs incurred by GT in connection with the termination of Additional Services other than payment for Additional Services provided prior to the effective date of termination.

20.5 Exercise by either Party of its right to terminate this Agreement under this Section 20 or under any other provision of this Agreement will not affect or impair such Party's right to enforce its other rights or remedies under this Agreement. All obligations of each Party that have accrued before termination or that are of a continuing nature will survive termination.

20.6 In the event GT falls below the Service Level standards set forth in Attachment D twice in a quarter (a quarter being three consecutive calendar months), Company may terminate this Agreement with thirty (30) days prior written notice to GT.

20.7 .Sections 13, 15, 16, 17, 19 through 22, 28, and 31 through 46 will survive any termination or expiration of this Agreement. Any payment obligations which exist as of the termination or expiration of this Agreement will remain in effect.Post-Termination Obligations. In the event Company provides GT with notice that Company intends to terminate this Agreement, GT agrees to provide Services, as requested by Company, in a good faith and business like manner, under the terms and conditions of this Agreement for a minimum of ninety (90) days from the date such termination is effective. GT will in good faith and in a business like manner provide Services and work with another supplier and Company to structure a smooth changeover during any transition period from GT provided Services to any other supplier of services. The obligations of GT under this
Section 20.8 are subject to the timely payment by Company of all accrued fees and expenses under this Agreement, including, without limitation, the fees and expenses due GT pursuant to this Section 20.8. GT will be paid its then current rates for work performed after termination.

21.   Default; Remedies.
      -----------------

21.1 Events of Default. Each of the situations set forth below will constitute an event of default (an "Event of Default") hereunder. The term "Defaulting Party" will be defined as the Party responsible for the Event of Default and the term "Non-Defaulting Party" will be defined as the Party not responsible for the Event of Default:

(i) Either Party will fail to make any payment required under this Agreement when due and such failure will continue uncured for a period of sixty
      (60) days after receipt of written notice of such non-payment;

(ii) Either Party will default in the performance of any other material covenant contained herein and such default will continue uncured for a period of sixty (60) days after receipt of written notice thereof;

(iii) Any representation or warranty made by either Party herein will prove to have been false or misleading in any material respect when made and has materially harmed the Non-Defaulting Party; and

(iv) In the event that either of the Parties become insolvent or bankrupt or make an assignment for the benefit of creditors, if an order of sequestration or liquidation is made against the Parties or if the Parties try to take advantage of a statute relating to insolvency, bankruptcy or arrangements with creditors.

21.2 Remedies. If an Event of Default occurs under this Agreement, the Non-Defaulting Party may proceed by appropriate court action to recover reasonable damages for the breach against the Defaulting Party.

22.   Confidentiality. Both Parties to this Agreement acknowledge that it or its
      ---------------
employees may be exposed to or acquire information in connection with this Agreement that is proprietary or confidential to the other Party or third parties to whom either Party has a duty of confidentiality. Except as set forth below, any and all information relating to the business of either party or its clients or customers and other information obtained by either Party or its employees or subcontractors in the performance of this Agreement will be deemed to be confidential and proprietary information provided all such material is clearly labeled as "Confidential" or "Proprietary". Notwithstanding the above, Company Clients' names, travel destinations, itineraries, technical data, implementation plans, traveler profiles (including credit card information), and travel contracts will be considered confidential information regardless of whether it is labeled as such provided that GT is not prohibited from (i) using or disclosing such information, externally, in an aggregate or statistical composite form or (ii) using or disclosing such information to its auditors, attorneys, potential investors and acquirers, or as required by law and/or statute. Except as provided herein, each Party agrees to hold confidential information in strict confidence and not to disclose such information to third parties or to use such information for any purpose whatsoever other than as necessary to perform under this Agreement. Furthermore, except as needed to perform the obligations provided herein, or as otherwise set forth in this Section, GT agrees that Company Clients' personal data and credit card information will not be provided to any third party and in no event shall such information be sold, rented, traded or otherwise distributed to any third party by GT without Company Clients' prior written consent. Each Party will require that each of its employees, subcontractors, potential investors and acquirers who may be exposed to such proprietary and confidential information execute a non-disclosure agreement containing terms at least as protective of the parties' confidential information as set forth in this Section 21.3.

Either Party's confidential information will not include (i) information that is now or subsequently becomes publicly available without breach of this Agreement by the receiving Party, (ii) information made available to either Party from other sources without any obligation of confidentiality, (iii) information that is already in either Party's possession not subject to an obligation of confidentiality, (iv) information that is independently developed by either Party without reference to any confidential information and (v) information that is disclosed pursuant to an order or a court or governmental agency as so required by such order, provided that the receiving Party will make reasonable efforts to first notify the disclosing Party of such order and afford the disclosing party the opportunity to seek a protective order relating to such disclosure.

23.   Year 2000 Compliance.
      --------------------

23.1 GT represents and warrants that the GT Reservations System, and Equipment utilized by GT as set forth in section 6.2 and Service (collectively hereby referred to as "GT Products" )are Year 2000 complaint. In order to be deemed Year 2000 compliant, the GT Products must meet the following requirements: (a) the ability to manage and manipulate Date Data, specifically including Date Data from more than one century; (b) all Date Data (whether received from users, systems, applications or other sources) must include an indication of century in each instance; and (c) all date related outputs and results, in any form, must include an indication of century in each instance. As used in this Section 22, the term "Date Data" means any data or input, which includes an indication of date. Upon reasonable prior notice, GT will provide adequate assurances of Year 2000 compliance to Company in the form of evidence of Year 2000 compliance testing, including the results of GT's compliance testing efforts for the Services covered under this Agreement. In the event that GT fails to provide adequate, timely Year 2000 compliance testing evidence to Company, GT will promptly effectuate such Year 2000 compliance testing in accordance with Company's request.

23.2 No representation or warranty, however, is made with respect to any third party technology being used in combination with technology provided by GT, including without limitation, third party software, services, telecommunications or technology. To the extent there is a breach of this Section 22, Company will provide notification to GT of such breach and GT will expend efforts within a reasonable period of time in which to cure such breach at GT's sole expense. This will be Company's sole and exclusive remedy for breach of this provision.

24.   Service Warranty.
      ----------------

24.1 GT warrants that it will perform all Services in a good, workmanlike, and safe manner. GT will properly supervise all phases of the Services being performed, to guard and protect Company against all defects in materials and workmanship, and to ensure completion of the Services in accordance with the terms of this Agreement. In the event the Services provided by GT hereunder do not conform to the warranties set forth above, GT will promptly notify Company and re-perform such non-conforming Services at GT's expense. Such re-performance is Company's sole and exclusive remedy for non-conformance with the warranties provided herein.

24.2 GT warrants that it has the experience, knowledge and skill to successfully perform the Services described in this Agreement at a level of expertise of other suppliers that present themselves to have similar experience, knowledge and skill. In the event that Company in good faith determines that GT does not have the experience, GT's sole remedy for a breach of this Section, will be termination.

25.   GT's Employees; Supervision and Subcontractors.
      ----------------------------------------------

25.1 The Parties acknowledge and agree that GT, and any individual utilized by GT to perform GT's obligations under this Agreement, is an independent contractor and not an employee of Company and that GT will have no authority to bind Company or otherwise incur liability on behalf of Company. Company will have no obligation whatsoever to provide any employee benefits or privileges of any kind or nature to GT, including, without limitation, insurance benefits, pension benefits or travel privileges. Further, GT agrees that Company is not responsible to collect or withhold federal, state or local taxes, including, without limitation, income taxes, social security taxes, unemployment taxes or Medicare taxes, and that any and all taxes imposed, assessed or levied as a result of payments made to GT pursuant to this Agreement or the fees, and any penalties assessed on or against such taxes, will be paid by GT, or if paid by Company, GT will reimburse Company upon demand. GT will further reimburse Company upon demand for any costs incurred by Company to pay for employee benefits upon GT or any individuals utilized by GT to perform its obligations under this Agreement. Reimbursement for any costs associated with the foregoing will be considered an adjustment to the price of Services contracted for in this Agreement.

25.2 Subcontractors. In the event any of the Services provided by GT hereunder are to be performed by a subcontractor, such subcontractor will be required to execute a written non-disclosure agreement containing provisions at least as protective of Company's confidential information as is set forth in Section 21.3 of this Agreement, and GT will remain primarily liable for work performed by any subcontractor.

25.3 List of Personnel/Removal. If any one of GT's or GT's subcontractors or subcontractor's employees does not demonstrate adequate performance capability in Company's good faith judgment, or is disruptive in any way, Company may request to have such person, removed. Whether or not such person is removed, is at GT's sole discretion. In the event of a removal, if such removal occurs within the first five (5) working days after such person commences the performance of Services, GT will not invoice Company for any hours worked by such removed person. If such removal occurs after the first five (5) working days but within the first fifteen (15) working days after such person commences the performance of Services, GT will invoice Company for 50% of the hours worked by such removed person. If such removal occurs at any time thereafter, GT will invoice Company for all hours worked by such removed person.

26.   Publicity and Marketing. Both Parties agree to cooperate with each other
      -----------------------
so that each Party may issue a press release concerning this Agreement, provided that each Party must provide written approval of any press release prior to its release, which will not be unreasonably withheld. Company agrees that it may be designated as a "reference account" for GT's online travel technology solution to certain potential customers, upon terms to be mutually agreed by the Parties hereto. GT will not include any reference to Company in any marketing materials, customer lists or other documents distributed to third parties, except as otherwise stated herein, without Company's prior written consent which will not be unreasonably withheld or delayed.

27.   Clearances, Permits and Code Compliance. If applicable, GT will at its
      ---------------------------------------
expense obtain all clearances, permits, fees and professional licenses necessary to perform the Services under this Agreement. GT will comply with all federal, state and local statutes, laws, ordinances, regulations, rules, codes and orders bearing on the conduct of the work enacted or adopted by any federal, state, local, municipal or other authority or governmental body having jurisdiction, or any rules or regulations of any insurance company, board of fire underwriters, bureau or similar body applicable to the Services to be performed hereunder and will notify Company if this Agreement is at variance therewith.

28.   Time of the Essence. The Parties acknowledge that time is of the essence
      -------------------
in performance of their obligations under

29.   Force Majeure. Neither Party will be responsible for delays in or
      -------------
suspension of performance caused by acts of God or governmental authority, strikes or labor disputes of such Party, fires or other loss of production facilities, breach by suppliers of supply agreements, or other such causes beyond the reasonable control, and not the result of the fault or neglect, of that Party. In the event of a strike or work stoppage by GT's personnel, or any occurrence beyond GT's control that curtails GT's ability to provide the Services set forth herein, GT will use its best efforts to redirect, reassign or transfer work to unaffected GT operations or to a qualified subcontractor. A strike or work stoppage by Company's personnel will not relieve GT of its obligations to perform Services under this Agreement. Notwithstanding anything in this Section 28 to the contrary, in the event that GT delays or suspends performance pursuant to this Section 28, and such delay or suspension continues for thirty (30) days, then, at any time thereafter, Company may terminate this Agreement, in whole or in part, immediately upon written notice.

30.   Fulfillment. GT's travel office will finalize all travel transactions,
      -----------
collect payments, manage accounting and provide for the delivery of documents in accordance with the provisions of Attachment F. Company will pay to GT the per Ticket transaction fee as set forth in Attachment C, which will be invoiced by GT to Company on a monthly basis in accordance with Section 8.

31.   Taxes.
      -----


31.1 Except as provided herein, Company will pay all sales and use taxes that are lawfully imposed by any governmental authority in the United States and are based on or measured by any payments of Company pursuant to this Agreement, and for which no exemption is available. GT will pay all taxes that are: (i) lawfully imposed on GT by any governmental authority outside of the United States; or (ii) on, based on, or measured by, gross or net income or gross or net receipts (including any capital gains taxes or minimum taxes) of GT, or taxes which are capital, doing business, excess profits, net worth, or franchise taxes of GT. GT will pay any interest, additions to tax, or penalties associated
           -
with the taxes set forth in (i) or (ii) above. GT also will pay any interest, additions to tax, or penalties caused by or arising out of the willful misconduct or negligence of GT.

31.2 No sales tax will be collected by GT if: (i) a specific exemption applies to (a) the Services purchased hereunder, or (b) any transaction occurring pursuant to this Agreement, (ii) Company provides evidence to GT in a form satisfactory to GT or the applicable taxing authority that Company has been authorized by the applicable taxing authority to make tax payments directly to it, or (iii) GT is obligated to pay the taxes provided in 31.1(i) or (ii). GT will promptly, upon receipt from any tax authority of any levy, notice, assessment, or withholding of any tax for which Company may be obligated, notify Company in writing directed to the following address: Senior Tax Counsel, Northwest Airlines, Inc., Dept. A4450, 5101 Northwest Drive, St. Paul, MN 55111-3034.

31.3  If under the applicable law of the taxing jurisdiction, Company is allowed
                                                            -
to contest directly any tax for which Company may be obligated, then Company will be entitled at its own expense and in its own name, to contest the imposition, validity, applicability or amount of such tax and, to the extent permitted by law, withhold payment during pendency of such contest. If company is not permitted by law to contest such tax in its own name, upon Company's request, GT will in good faith and using best efforts, at Company's expense, contest the imposition, validity, applicability or amount of such tax. GT will:
(i) supply Company with such information and documentation reasonably requested by Company as are necessary or advisable for Company to control or participate in any proceeding to the extent permitted herein, and (ii) make all reasonable efforts to assist Company with evidentiary and procedural development of any such proceeding or contest. GT will in good faith and using best efforts, assist Company with the accumulation of information and documentation requested by Company to recover or seek a refund of any sales or use tax paid by

Company as a result of its purchases pursuant to this Agreement.

31.4 Upon Company's request, GT will delineate all fees among the component portions of the Services contracted for in this Agreement. Such "component portions" for purposes of section 31.4 include, but are not limited to, (i) maintenance, including upgrades and enhancements, (ii) installation, (iii) support, and (iv) training and related manuals.

31.5  Passenger Taxes. GT shall be responsible for collecting (1) any taxes
      ---------------
pursuant to Section 4261 of the Internal Revenue Code, as amended or succeeded, ("Section 4261 Taxes") on any amounts paid by the customers of the Air Outlet Center to GT or the Air Outlet Center, and (2) any passenger facility charges, stamp taxes, excise taxes (including segment fees), value added taxes (in the nature of a sales or use tax), gross receipts taxes (in the nature of a sales or use tax), APHIS user fees, U.S. Customs user fees, U.S. Immigration user fees, security charges, and any other taxes and/or user fees imposed by any domestic or foreign governmental entity on a per passenger basis provided that such charges, taxes, or fees are typical of those collected at point of sale ("Other Collected Taxes") on any amounts paid by the customers of the Air Outlet Center to GT or the Air Outlet Center. GT shall then remit such Section 4261 Taxes and such Other Collected Taxes to the Company through the use of ARC and in full compliance with all procedures established by ARC.

32.   Right To Assurance. If Company, in good faith, has reason to question GT's
      ------------------
intent or ability to perform, Company may request that GT give written assurance of intent to perform. In the event that a request is made and no assurance is given within ten (10) days, Company may treat this failure as an anticipatory repudiation of this Agreement and terminate this Agreement thereafter upon written notice as it's sole remedy.

33.   Liens. GT will keep the Company's premises, improvements, machinery,
      -----
equipment and any other property of Company free and clear from any and all liens arising out of the performance of Services hereunder by GT. GT will obtain properly executed waivers and releases from all subcontractors or other persons entitled to liens for Services furnished in accordance with this Agreement. GT hereby indemnifies Company against and will hold Company harmless from any and all costs, expenses, losses and all damages resulting from the filing of any such liens against Company including, but not limited to, attorneys' fees.

34.   Governing Law. The provisions of this Agreement will be construed,
      -------------
interpreted and enforced in accordance with, and any dispute arising out of or in connection with this Agreement, including any action in tort, will be governed by, the laws of the State of New York, without regard to any choice of law provisions. Each of the Parties hereby irrevocably consents to the jurisdiction of the United States District Court for the District of New York and the courts of the State of New York in any suit, action, or proceeding brought against such Party by the other Party and related to or in connection with this Agreement or any transaction contemplated hereby. The Parties agree that any litigation relating directly or indirectly to this Agreement must be determined by a judge sitting alone and both Parties hereby expressly agree to waive any and all rights to a jury trial.

35.   Non-Waiver. Failure of either Party to insist upon strict performance of
      ----------
any of the terms and conditions herein will not be deemed a waiver of any rights or remedies that such Party will have and will not be deemed a waiver of any subsequent default of the terms and conditions hereof. The receiving of any Services under this Agreement will not be deemed or be a waiver of any right Company has for any failure by GT to comply with any of the provisions of this Agreement.

36.   Third Party Rights. Nothing contained in this Agreement will or is
      ------------------
intended to create or will be construed to create any right in or any duty or obligation by either Party to any third party. There are no third party beneficiaries of this Agreement.

37.   Amendments. This Agreement may be changed, modified or amended from time
      ----------
to time only by express written agreement of the Parties executed by their authorized representatives.

38.   Notices. Notices under the terms of this Agreement will be validly given
      -------
if in writing and sent by prepaid certified mail, return receipt requested, or by facsimile transmission or by courier, prepaid, to the addresses set forth below or such other addresses as specifically required by this Agreement:

      If to Company:                    Copy to:

      Northwest Airlines, Inc.          Northwest Airlines, Inc.
      Mailstop J4210                    Mailstop A1180
      5101 Northwest Drive              5101 Northwest Drive,
      St. Paul, MN 55111-3034           St. Paul, MN 55111-3034
      Attn.: Director Corporate         Attn.: E.V.P., Genera
      Purchasing - IS                   Counsel & Secretary
      Fax:  (612) 726-3040              Fax:  (612) 726-7123

      Or, if by courier to:             Copy to:

      Northwest Airlines, Inc.          Northwest Airlines, Inc
      Mailstop J4210,                   Mailstop A1180,
      1500 Tower View Road              2700 Lone Oak Parkway
      Eagan, MN  55121                  Eagan, Minnesota  55121
      Attn.: Director Corporate         Attn.: E.V.P., General
      Purchasing - IS                   Counsel & Secretary

      If to GT:                         Copy to:

      Chief Financial Officer           Sr. Contracts Admin.
      GetThere.com                      GetThere.com
      445 Sherman Ave.                  445 Sherman Ave.
      Palo Alto, CA  94306              Palo Alto, CA  94306

Notices will be effective on the first business day following receipt thereof. Notices sent by certified mail or courier will be deemed received on the date of delivery as indicated on the return receipt or delivery notice; notices sent by facsimile will be deemed received on the date transmitted.

39.   Severability. If any provision of this Agreement will be declared illegal,
      ------------
void, or otherwise unenforceable, the remaining provisions will remain in full force and effect. The Parties also agree to promptly replace the illegal, void or otherwise unenforceable provision with a substitute provision that will satisfy the intent of the Parties. This Agreement will not be construed against the Party preparing it, but will be construed as if both Parties jointly prepared it and any uncertainty or ambiguity will not be interpreted against either Party.

40.   Further Assurances. Each of the Parties hereto will from time to time
      ------------------
promptly and duly execute and deliver all documents and take such action as may be necessary or desirable in order to effectively carry out the intent and purposes of this Agreement, to protect the interests of the Parties hereto, and to establish, protect and perfect the rights, remedies and interests granted or intended to be granted hereunder.

41.   Counterparts. This Agreement may be executed in multiple counterparts,
      ------------
each of which, when so executed, will be deemed to be an original copy hereof, and all such counterparts together will constitute but one single agreement.

42.   Survival. All agreements, obligations, covenants, terms, conditions,
      --------
representations and warranties made in this Agreement will survive the execution and delivery of this Agreement until all obligations of the Parties are fully performed.

43.   Non-Discrimination and Federal Contract Compliance. Company is a
      --------------------------------------------------
government contractor, and the Parties agree, as a condition of this Agreement, to comply with the Equal Employment Opportunity and Affirmative Action clauses as set forth in Executive Order 11246, the Vietnam-Era Veterans' Readjustment Act of 1974, the Rehabilitation Act of 1973, and implementing regulations at 41 CFR 60-1.14(a), 41 CFR 6-741.5, and 41 CFR 60-250.4 and that the provisions of such laws and regulations are hereby adopted and incorporated into this Agreement by reference.

44.   Complete Agreement. The terms, conditions and provisions of this
      ------------------
Agreement, together with the descriptions, specifications, exhibits, the Addendum and Attachments annexed hereto and by this reference made a part of this Agreement, constitute the entire agreement between the Parties and will supersede all previous communications, representations, or agreements, either oral or written, between the Parties with respect to the subject matter of this Agreement. Any additional or different terms exchanged in invoices, letters, forms or other documents are hereby deemed to be material alterations and notice of objection to them and rejection of them is hereby given. Company assumes no responsibility for Additional Services performed unless a signed and authorized Order is issued by Company and provided to GT.

45.   Reporting. Except as otherwise set forth in Section 21.3, notwithstanding
      ---------
anything to the contrary, nothing contained herein will restrict GT from complying with industry reporting requirements.

46.   Assignment. Neither party will have any right or ability to assign,
      ----------
transfer, or sublicense any obligations or benefit under this Agreement without the written consent of the other (and any such attempt will be void), except that a party may assign and transfer this Agreement and its rights and obligations hereunder to any third party who succeeds to substantially all its business or assets.

IN WITNESS WHEREOF, the Parties by their authorized representatives have executed this Agreement as of the date first above written.

NORTHWEST AIRLINES, INC.

Signature:________________________________

Name:_____________________________________

Title:____________________________________

Date:_____________________________________

GETTHERE.COM, INC.

Signature:________________________________

Name:_____________________________________

Title:____________________________________

Date:_____________________________________

                                 ATTACHMENT A

                                COMPANY CONTENT

 .    Air Outlet Center Content to be provided by Company in standard electronic format according to specifications provided by GT

          Content includes the following:

          .    Air Outlet Center Site logo
          .    An origin and destination city pair
          .    Pricing information to include the range of air fares for city pairs
          .    Pricing information for all Company coded flights and Company's alliance partners to the extent Company is the exclusive agent for such alliance partners, including, but not limited to, KLM

                                 ATTACHMENT B

                    AIRLINE PRIVATE LABEL PRODUCT FEATURES

--------------------------------------------------------------------------------
        FEATURE                                        EXPLANATION
--------------------------------------------------------------------------------
Air Availability Bias Display           The GT air availability system can be
                                        set to only display specific airline
                                        flights, all available flights or
                                        preferred carriers only. Multiple leg,
                                        open-jaw trips are supported under the
                                        multi-leg reservation display option.
                                        The Company Client have the option to
                                        select round-trip or one-way in the
                                        flight display options.
--------------------------------------------------------------------------------
Hotel Booking Capability                Hotel functionality can be biased to
                                        display specific airline preferences or
                                        can be masked completely.
--------------------------------------------------------------------------------
Car Booking Capability                  Car functionality can be biased to
                                        display specific airline preferences or
                                        can be masked completely.
--------------------------------------------------------------------------------
Low Fare Search                         Presents alternate routing and lower
                                        fare options to the Company Client
                                        provided that the airline host system
                                        supports this functionality through the
                                        CRS.
--------------------------------------------------------------------------------
Booking History                         Enables access to previous bookings.
--------------------------------------------------------------------------------
Itinerary Changes and                   Enables Company Client to change or
Cancellations                           cancel itineraries before Ticket
                                        issuance has occurred.
--------------------------------------------------------------------------------
Seat Maps                               Displays GT Java applet seat map feature
                                        enabling Company Client to select their
                                        desired seat location provided that this
                                        functionality is supported by the CRS or
                                        the airline host system directly.
--------------------------------------------------------------------------------
Distressed Inventory                    Enables specific airline to sell off
Distribution System                     distressed inventory for specific
                                        markets.
--------------------------------------------------------------------------------
Distressed Inventory                    Broadcasts specials to registered
Distribution System                     Company Clients via e-mail. Carrier may
                                        determine schedule.
E-mail Broadcast
--------------------------------------------------------------------------------
Market Based Preferences                Enables specific airline to bias
                                        availability in a given market.
--------------------------------------------------------------------------------
Calendar                                Online reference calendar.
--------------------------------------------------------------------------------
Trip Recall                             Enables Company Clients to automatically
                                        store routine travel itineraries
                                        reducing overall time to complete the
                                        reservation process.
--------------------------------------------------------------------------------
Secondary Profiles                      Capability to store preferences for
                                        additional travelers.
--------------------------------------------------------------------------------
Hotel Maps                              Capability to plot all available hotels
                                        within a dynamically generated map.
                                        Currently available in North America.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Driving Directions                      Provides Company Clients with point to
                                        point driving directions. Currently
                                        available in North America (Vendor to be
                                        discussed)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Electronic Ticketing                    Defaults electronic Ticketing for
                                        designated carriers providing that the
                                        flight segment display returned from the
                                        CRS is clearly identified as being E-
                                        Ticketable.
--------------------------------------------------------------------------------
Intelligent Ticket Delivery Options     Enables administrator to configure
                                        Ticketing options available to the
                                        Company Client and the conditions under
                                        which each option is visible.
--------------------------------------------------------------------------------
International Pricing                   The system will present the price in
                                        local currency and USD based on the
                                        departure point of the traveler,
                                        provided this information is available
                                        through the CRS.
--------------------------------------------------------------------------------
Multiple Passenger Bookings             Enables multiple passengers to travel on
                                        a single PNR.
--------------------------------------------------------------------------------
Airport Name Recognition                Recognizes airport proximity for a
                                        designated city name, spelling errors
                                        and city confirmation when more than one
(i.e., San Francisco = SFO)             airport exists for a departure point.
--------------------------------------------------------------------------------
Customer Help System                    Assists the Company Client at each stage
                                        of the reservation process.
--------------------------------------------------------------------------------
Credit Card Encryption                  Ensures that the Company Client's credit
(Both SSL & SHTTP supported)            card is encrypted using full 128-bit
                                        encryption for all transactions.
--------------------------------------------------------------------------------
Firewall IP Packet Security             Provides IP packet filtering security.
--------------------------------------------------------------------------------
Branded Low Fare Ticker                 Java applet displays fares based on the
                                        designated home airport registered by
                                        the Company Client for all available low
                                        fares.
--------------------------------------------------------------------------------
Online Password Changes                 Enables the Company Client to change
                                        their password to access the site.
--------------------------------------------------------------------------------
Dynamic PNR Recognition                 Site may be configured to drop
and Routing                             reservations to multiple Pseudo City
                                        codes based on fulfillment parameters
                                        established by carrier.
--------------------------------------------------------------------------------
Guest Access                            Enables Company Clients to perform
                                        availability requests and preview
                                        without registering.
--------------------------------------------------------------------------------
Destination Content                     Provides local destination content,
                                        weather, airport information, etc.
--------------------------------------------------------------------------------
User Profile                            Enables Company Clients to designate
(travel preference customization)       preferred air, car and hotel vendors,
                                        frequent flyer numbers, seating
                                        preferences and display options.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         FEATURE                                         EXPLANATION
--------------------------------------------------------------------------------
Customized Availability Display         Enables Company Clients to configure the
(Novice and Expert)                     availability display option for either
                                        novice or expert mode. The novice mode
                                        presents simple availability, the expert
                                        mode presents availability based on
                                        specific classes of service for each
                                        flight segment.
--------------------------------------------------------------------------------
Reservation Status Bar                  Dynamic display indicates to the Company
(indicates to the Company Client the    Client the current stage of the
specific stage in the reservation       reservation process.
process)
--------------------------------------------------------------------------------
Code Share Display                      Identifies code share flights throughout
                                        the booking process using reasonable
                                        commercial efforts to comply with
                                        Department of Transportation
                                        regulations.
--------------------------------------------------------------------------------
Fare/Rate Rule Display                  Displays CRS-based rate and fare rules
                                        for air and car process using reasonable
                                        commercial efforts to comply with ATPCo
                                        rate and fare rules.
--------------------------------------------------------------------------------
Configurable Ticketing Time             Customized Ticketing deadlines per
Line Requirement                        carrier guidelines.
--------------------------------------------------------------------------------
Fare Mail                               Enables Company Clients to enter
                                        favorite destinations and enter the fare
                                        that they would be willing to pay to
                                        travel to that destination. Company
                                        Clients are notified via email by the
                                        system when GT detects a fare within
                                        fare range they have entered and with
                                        the frequency they select (e.g., daily,
                                        bi-weekly, weekly, bi-monthly, etc.)
--------------------------------------------------------------------------------
Applicable CRS                          Worldspan. Company and GT will work
                                        together to establish connectivity from
                                        GT to Worldspan in a mutually beneficial
                                        fashion on terms to be determined.
--------------------------------------------------------------------------------
Registration Page                       Page to be created to allow Company
                                        Clients to register. Company Clients
                                        will need to register in order to
                                        purchase Tickets.
--------------------------------------------------------------------------------

                                 ATTACHMENT C

                                  Price List

          GT Co-branded CRS Based Airline Reservation System Private Label Site

Design and Set-up Fee        $5,000

Monthly
Maintenance Fee              Waived

Per ticket Transaction Fee   $[*] if GT is  providing fulfillment and support*

Implementation Date          Within 45 days of EXECUTION OF THIS Agreement and
                             delivery of all required Content



          * Monthly minimum of $2,500/month, which will not apply until Date of Acceptance for Phase II of the deliverables as set forth in the Statement of Work.

          Commissions earned on hotel and car Bookings are 100% GT Commissions.

          Additional Services                Service Fees

          Programming Hourly Fee             $[*]
          HTML Coding Hourly Fee             $[*]
          Graphic Design Hourly Fee          $[*]
          Special Consulting Hourly Fee      $[*]
          Email Distribution of Fares         [*] per 100,000 messages per
                                              mailing (min.$1,000/mailing)

Prices apply per pseudo city or off-site location, unless otherwise specified.

1-800# Expenses:  Company will pay for all initial set-up, monthly hook up and
               ---
monthly minute charges/fees of the 1-800#. Company will also pay any applicable taxes related to the 1-800#. Such 1-800# will be considered Company's property. Company grants GT the use of such 1-800# for the term of this Agreement as necessary for the telephone support as set forth in Attachment H.

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY
      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

                                 ATTACHMENT D

                     SERVICE LEVELS /PERFORMANCE MEASURES

1.   Technical Support Services Service Levels. In accordance with Section 7.2,
     -----------------------------------------
     GT will provide second tier support services to Company, including the following:

Telephone Hot-Line Support; Acknowledgement of System Failures: GT will provide
--------------------------------------------------------------
telephone hot-line support services to Company's designated program administrator and appropriate Company contact person twenty-four hours a day, seven days a week. Such support will include reasonable consultation on the operation and utilization of the Private Label Site and problem resolution for a System Failure as reported by the Company or Company's designated program administrator. Such support will also include without limitation guaranteed acknowledgement of Severity Level 1 and 2 problems within one (1) business hour of problems reported by Company. Such acknowledgement may be by fax, phone, or e-mail to Company program administrator and appropriate Company contact person. If GT fails to maintain the foregoing support services to Company, Company may, in its sole discretion (i) agree to discuss an alternate remedy, or (ii) terminate this Agreement as set forth in Section 5.1.

2.   Service Levels/Service Level Compliance objectives  for the GT System
     ---------------------------------------------------------------------

 (a) Problem Definition "PAR" means Problem Action Request. PAR(s) are
     ------------------
     determined by severity of the System Failure. Severity levels are defined as follows:

(i) Severity Level 1 will be defined as a "CRITICAL PROBLEM" wherein the System is not operational or has a critical loss of capability such as the inability to browse or book, frequency of failure precludes productive use, or critical job/data integrity defect.

(ii) Severity Level 2 will be defined as a "MAJOR PROBLEM " wherein the System is operational but with capability that is severely or moderately degraded such as the inability to run a major application within the System, non-critical product feature or function that does not work, or failure that requires on-going intervention to maintain productive use.

(iii) Severity Level 3 will be defined as a "MINOR PROBLEM" wherein the System is operational, with no significant impact to performance.

Response Times*
---------------

      GT will meet the following response times:

(i)   sixty (60) minutes for acknowledgment of a Severity Level 1 Problem;

(ii)  two (2) hours for acknowledgment of a Severity Level II Problem.

(iii) next calendar day for Severity Level III Problem


  *GT management will respond to all Company program administration telephone calls within one (1) calendar day.


(c) Service Level Compliance: GT will implement the following problem investigation and resolution correction procedures:

     Severity Level I Problems:
     ---------------------------

GT will promptly initiate the following procedures: (1) assign senior GT engineers to correct the CRITICAL PROBLEM; (2) notify senior GT management that such CRITIAL PROBLEM have been reported and that steps are being taken to correct the CRITICAL PROBLEM; (3) provide Company with periodic reports every four (4) hours on the status of the corrections; and (4) exercise all commercially reasonable efforts on an urgent first priority basis to provide Company with a workaround or fix.

     Severity Level II Errors:
     -------------------------

GT will exercise all commercially reasonable efforts to provide Company with a workaround and to include the fix for the MAJOR PROBLEM in the next Upgrade or sooner to the GT Reservation System or Private Label Site. In the event GT fails to provide such workaround or fix, Company may, in its sole discretion, either
(i) discuss an alternate remedy, or (ii) terminate this Agreement pursuant to
Section 5.1.

     Severity Level III Problems:
     ----------------------------

          GT may include the fix for the MINOR PROBLEM in the next Upgrade or sooner to the GT Reservation System or Private Label Site.

(d)  GT Support Location  All Technical Support services will be provided from
        ----------------
         GT's facility unless otherwise requested by the Company upon reasonable belief that such services must be provided at Company's facilities, subject to the terms set forth in Section 9.4.

SERVICE LEVEL COMPLIANCE for System availability: **

The target System availability for the System will be 100%, as measured on a calendar month basis. In the event of a failure by GT to maintain an average minimum System availability of 97.5% twice in a quarter (a quarter being three consecutive calendar months), Company may, in its sole discretion, either (i) terminate this Agreement as set forth in Section 20.6 (ii) agree to discuss an alternate remedy.

**(When determining where any Service Level Compliance has been met, the measurement above shall not include system unavailability related to maintenance, which shall not exceed five ( 5) hours in a thirty day period, Company's databases, any utilized CRS, internet backbone, mapping software vendors, any of the causes set forth in Section 28 or caused by any act or omission of Company.

Reporting  Company acknowledges that as of the Effective Date of this Agreement
---------
that GT is currently in the process of evaluating mechanisms which will enable GT to automate, track, monitor and provide Company with reports detailing the monthly results of PAR and System availability. GT agrees to use best commercial efforts to implement such mechanisms required to provide such reports by January 1, 2000. Upon the completion of such implementation, GT will deliver such reports to Company on terms and conditions to be mutually agreed upon.

                                 ATTACHMENT E

                               STATEMENT OF WORK

                               [GRAPHIC OMITTED]


--------------------------------------------------------------------------------

                                  ATTACMENT E

                          Northwest Air Outlet Center
                               Statement of Work
                                  Version 4.0
                                August 16, 1999


                   Author: Jamie.Paget@nwa.com, 612-727-0942
                 And Rob Martin, rmartin@itn.net, 630-665-3562

--------------------------------------------------------------------------------


                     ------------------------------------

                     ------------------------------------

                     ------------------------------------

                     ------------------------------------

                     ------------------------------------

                     ------------------------------------

                     ------------------------------------

                     ------------------------------------

                     ------------------------------------

                     ------------------------------------

                     ------------------------------------

                               Table of Contents

    A.  Introduction/Business Need............................................... 3
    B.  Market and User Base..................................................... 3
    C.  Dependencies............................................................. 3
    D.  Overview of Existing System.............................................. 2
    E.  Overview of Proposed System.............................................. 4
    F.  Requirements............................................................. 5
        Administrator requirements............................................... 5
        Functional requirements.................................................. 4
        Performance requirements................................................. 5
        Security Requirements.................................................... 5
        Hardware, Communications and Database requirements....................... 5
        Capacity requirements.................................................... 5
        Data storage requirements................................................ 6
        Additional Services...................................................... 6
        Support Requirements..................................................... 6
        Training................................................................. 6
    G.  Summary of Benefits...................................................... 6
    H.  Deliverables/Acceptance Criteria......................................... 6
        Phase I.................................................................. 7
        Phase II................................................................. 7
        Key Development Items.................................................... 7

                               Air Outlet Center
                               Statement of Work


A.    Introduction/Business Need
      Air Outlet Center ("AOC") is a non Northwest branded product that sells discounted airfares in non-hub markets. Currently sold via newspaper advertisements, Company is seeking a solution to sell the product via the internet.

B.    Market and User Base
      Company's target market is the price sensitive passenger found in non-hub domestic cities.

C.    Dependencies
      . Company currently sells AOC tickets in 87 cities with 396 markets. Complicating factors include seasonality (2 seasons) and fare class (V and Q) which combine to make 1316 individual fares on file at the time of this writing. The ability to show fare ranges and city pair options is critical to the support of the product.

      . Fares are generally updated weekly via ATPCO. It is anticipated that adjustments during the week could be required, in addition to the weekly update. AOC fares are private fares filed with SecuRates. Access to SecuRates is required.

      .  There is a five-day advance purchase requirement.

      . Company Clients will not be aware that this is a Company product. Northwest branding does not appear anywhere in the advertisements or via sales vehicles.

      .  Worldspan will be the CRS.

      .  E-ticket required

      . Fares are round-trip. Open-jaw, one-way or multi-city PNRs are not allowed.



D.    Overview of Existing System
      Air Outlet Center Site
      Company currently does not have this product for sale on the internet

      Alternate sales vehicles
      Company posts newspaper advertisements in several metropolitan areas around the country. Currently Company Clients are advised to call an 800 number to book their reservations. MLT WorldVacations handles all calls as Air Outlet Center.

E.    Overview of Proposed System
      The proposed solution with GT would offer AOC Company Clients the option of booking on-line.

      Company administrator
      . As administrator, Company has authority and responsibility to manage setting changes on the Air Outlet Center Site.
      . Changes such as the weekly/semi weekly fare and city changes will be provided to GT in standard electronic format according to specifications provided by GT as stated in Attachment A. Changes are expected during normal business hours
      . Some look and feel changes are available via the admin tool. Other changes will be coordinated with GT in accordance with Section 4.6.

      GT
      .  The Air Outlet Center Site will reside on GT servers
      .  All equipment and communication lines provided by GT
      .  GT will handle Ticketing and Fulfillment of AOC PNRs
      .  GT will provide first level support to Company Clients
      .  Confirmation of Ticket purchase sent via e-mail
      .  GT will comply with DOT requirements
      .  The Company Home/Welcome page created by GT will include:
               1. Registered user and Guest Login (Company Client will be required to register if completing purchase).
               2.  Lost Password assistance
               3.  Links to FAQs
               4. Header and footer with optional links to weather, mapquest.com, city information
         - The Air Outlet Center Site will contain all the functionality listed within this Statement of Work with the features described in attachment B of the Agreement
         -    Car and hotel booking functionality will be activated


Passenger/Company client interface flow

      .  Company Client enters www.airoutlet.com which will be re-directed to GT
                               -----------------
      .  Company Client arrives at Air Outlet Center Site welcome/home page
      .  Enter Air Outlet Center Site by guest log-in or member log-in
      . Pick origin city by a pull down menu which takes company client to next page
      . Chart appears with destination options (no fares at this point) and Company Client selects destination city
      . Company Client to pick departure and return date and number of passengers
      . If an invalid date is picked, or if the fare is no longer available, the Company Client will be instructed to go back and reselect.
      . No "open search" of air availability will be offered to Company Clients . Company coded flights and Company's alliance partners to the extent
         Company is the exclusive agent for such alliance partners, including but not limited to KLM.
      . Actual fare per person with terms and conditions to appear after the Company Client selects their flights
      . If Company Client chooses to purchase, they will be required to register at this point if not already a member
      . After registering, Company Client will be returned to same page in booking process
      .  E-ticketing will be the only option presented to Company Clients
      .  Confirmation e-mail with required information is sent, where possible

F.    Requirements
      Administrator requirements

      ITN Program Manager:

          .    Set up database and Air Outlet Center Site to support Company's special fares
          .    Setup Company booking SID (Pseudo City Code) (1P - will be the partition in Worldspan)
          .    Create, configure and maintain internet Air Outlet Center Site
          .    Configure Air Outlet Center Site with appropriate low fare search entries which include fares loaded in SecuRate
          .    Coordinate satisfactory completion of customized web pages with
               GT's web design team
          .    Load fares and test Air Outlet Center Site's faring accuracy
          .    Conduct weekly implementation meetings
          .    Provide point of contact for Company to escalate calls

      Company administrator:

         .     File fares through ATPCO and provide fare information (with reasonable advance warning) in format acceptable to GT (see additional attachment as an example). This file can be sent via e-mail attachment, via courier on diskette, or File Transfer
               Protocol
         .     Handle ongoing updates to the SecuRate "table" in Worldspan for air fares
         .     Provide GT with SecuRate entries for pricing itineraries
         .     Participate in weekly implementation meetings
         .     Maintain those Air Outlet Center Site configurations and text fields which can be administered by the Company
         .     Access and create custom reports regarding customer usage via
               GT's admin link
         .     Create and maintain graphics for all portions of the product
         .     Create a list of all internet links for the product (links off-
               site such as map.quest)
         .     Signs off on all web page changes and final Air Outlet Center
               Site acceptance
         .     Provide point of contact for all issues escalated to Company

      Functional requirements

         Registration:

         .     Company Client will not be required to register to search Air
               Outlet Center Site and review fare options. If customer wishes to purchase ticket, they will be required to register at that time
         .     Company Client will have the option to register from Air Outlet
               Center Site welcome/home page
         .     Previously registered Company Clients will be provided option to sign into Air Outlet Center Site with password from Air Outlet
               Center Site's home/welcome page or at point of purchase
         .     The Company Client, or person paying for the ticket does not have to be passenger
         .     E-mail sign up for promotions is added to registration page
         .     Registration should include Company Client billing information including:
               -   First name, middle initial, last name
               -   Phone number
               -   E-mail address
               -   Billing address
               -   Passenger name if different than Company Client
               -   Mailing address if different from billing address

              -    Emergency contact name and phone number

         Booking Flights

         . Advance purchase requirement of 5 days. Company reserves the right to increase or decrease this advance purchase requirement.
         . Option to hold reservation without ticketing is not available at this time
         . No changes to air Bookings are allowed through the Air Outlet Center Site after ticketing
         . Itineraries will be priced using Worldspan's SecuRate product. Pricing entries include appending an "SR" designation
         . GT will utilize Worldspan's credit card validation functionality to ensure all charges are permissible.

         Refunding Ticketed Trips

         .    Tickets are non-refundable/non-transferrable
         .    Tickets may be applied toward new ticket with a $100.00 service fee

         Reports

         . Company administrator has access to all standard and custom reports via admin tool provided by GT
         . Reports are requested from GT regarding up-time and system performance. It is understood that this will initially be ad-hoc reporting available upon request by Company and GT is in the process of developing a tool for automated performance reports


     Performance requirements
         . GT's system is monitored, 24 hours a day, 7 days a week. Software monitors system outages and alerts the 24x7 staff of any problems.
         . Service Level Agreements to be found in attachment D of the Agreement

     Security Requirements
         . GT is in the process of migrating to SMI transactions which we expect to be complete in the second quarter of 2000.
         . Redundant versions of some GT databases are running now and we expected completion by the end of 2000.
         . All Company Clients will be registered with unique member id and password
         . Credit card information is two-way encrypted and displayed to company clients as "ON FILE" so that the number is not travelling across the internet.

     Hardware/System Architecture
         . The Air Outlet Center Site will not reside on a dedicated server but will reside on GT's web of servers.
         . Access to the Air Outlet Center Site is handled through Cisco routers which dynamically balance traffic loads for optimum performance

     Capacity requirements

         . With Current Bookings of 500-600 tickets per week through the phone center, GT has sufficient capacity to handle AOC's projected on-line volume at start up as we now have over 30 Worldspan lines.

     Data storage requirements
         .   All Company databases are located on a separate internal network with separate logical databases for all customer profiles
         .   GT maintains separate operational and employee subnets
         .   GT maintains comprehensive "access list" filtering on all Cisco routers that form our firewall


     Support Requirements
         . GT is responsible for maintenance and problem resolution of the hardware and operating systems at all GT data centers


     Training
         . Up to 2 days of train the trainer onsite instruction to administer and support the Air Outlet Center Site will be provided to Company
         . Training to include step by step description of administration pages and how each affects product behavior


G.   Summary of Benefits
         . Gives Company the opportunity to compete with other low fare internet providers by offering Company Clients discounted air fares
         . Allows Company to reward Company Clients with upgrades and other incentives based upon their volume through the Air Outlet Center Site or other criteria in their profile.
         . Company gains the opportunity to channel revenue from other competitive booking tools to this product
         . Removes responsibility from Company for maintaining additional hardware for web applications (servers, routers, etc)
         . Provides Company with a completely scalable product that will handle more Company Clients as traffic grows


I.   Deliverables/Acceptance Criteria
     Phase 1
         GT:

         .   Project plan with estimated delivery date and cost
         .   Air Outlet Center Site with pages described in passenger/Company
             Client interface flow and Company name and graphics
         .   Display the maximum number of city pairs allowed by GT's system today
         .   Development of ability to handle 5 day advance purchase (expected to require 45 days)
         .   Up to 2 day session for train the trainer
         .   Escalation procedures
         .   Quality Assurance (QA) test plan
         .   Documentation of GT's QA test results including any known issues
         .   Detailed listing of upcoming planned enhancements
         .   Sample FAQ's
         .   Air Outlet Center Site walk-through for final acceptance

         Company
         .   Name of product
         .   Graphics
         .   Review customization and finalization of FAQ's
         .   Participation in setting standards for and testing functionality and use of the product
         .   Market Plan for future of product including capacity requirements
         .   Advance notice of promotional activity (planned increase in traffic)
         .   Assignment of administrative and maintenance staff to the product
         .   E-mail address and any group distribution for Feedback (support addresses)
         .   Sign off of acceptance criteria and that Air Outlet Center Site is behaving as expected


     Phase II
         . GT will increase capacity to handle a virtually unlimited number of contracts/city pairs by the end of 1999
         . GT will be able to handle the display of airfares along with each market by the end of 1999
         . As GT makes enhancements to the product, Company will be afforded the opportunity to take advantage of these enhancements


     Key Development Items

         Required for PHASE I

         .   Ability to handle the 5 day advance purchase requirement

         Required for PHASE II

         .   Ability to handle contracts for additional city pairs
         .   Ability to display a fare range with each city pair or market

                                  ATTACHMENT F

                          AIRLINE TICKET FULFILLMENT
                        AND CAR AND HOTEL CONFIRMATIONS

1. Fulfillment. GT will provide all Ticketing and Fulfillment services in accordance with DOT requirements to Company Clients using the Private Label Site, including:

     .    Airline Tickets
     .    Car rental Booking confirmations
     .    Hotel Booking confirmations

2. Hours of Operation. GT will provide travel fulfillment services as defined herein to Company Clients twenty-four hours a day, Monday through Friday. GT will provide travel fulfillment services from 8:00 a.m. to 1:00 a.m. on Saturday and Sunday Pacific Standard Time.

3. Airline Ticket Delivery. GT will Ticket all airline Bookings made by Company Clients on the Private Label Site. Unless the scheduled Booking requires paper Tickets, GT will send an email electronic confirmation ('E-Ticket") where permissible to the email address that the Company Client indicates in his/her profile on the Private Label Site. In the event paper Tickets are required at GT's discretion, GT will send paper Tickets by regular U.S. mail to the address that the Company Client indicates on the Private Label Site. In the event a Company Client requires or requests faster delivery of airline Tickets, GT will send such Tickets by Federal Express or an overnight carrier to the address that the Company Client indicates on the Private Label Site and to charge such Company Client for such services. Any charges for delivery will be recorded and billed directly to the Company Client.

4. Car and Hotel Confirmation Delivery. GT will send confirmations for car rental and/or hotel Bookings with the accompanying airline Tickets as stated above. Unless the scheduled Booking requires faster delivery, GT will send confirmations for car or hotel Bookings to the email address that the Company Client indicates on the Private Label Site or, at GT's sole discretion, by regular U.S. mail. In the event a Company Client requires confirmation of a car and/or hotel Booking be delivered in hard copy, GT agrees to send such Booking confirmation by Federal Express or an overnight carrier to the address that the Company Client indicates on the Private Label Site and to charge such Company Client for such services. Any other charges for delivery will be recorded and billed on a regular basis.

5.   Reports. As stated in Section 5.2

                                 ATTACHMENT G
                                  GT PROPOSAL

Product Description:

Northwest Airlines would like to provide a non-Northwest Airlines branded travel reservation site that will allow for the distribution of low price, promotional fares. These low fares will be managed through the SecuRate program available in the Worldspan CRS. Fulfillment of these reservations could be done either through Northwest airlines or through a third party provider. This has yet to be determined. The default will be to E-Ticket and tickets will either be purchased immediately or held for twenty-four hours.

Questions:

1.   Create a U.S. point of sale booking product using the Worldspan CRS

ITN currently provides point of sale products on all major CRS systems; Worldspan, Apollo/Galileo, Sabre and Amadeus. As well, ITN has the capability to provide this point of sale product in a service bureau fashion, ensuring that Northwest Airlines benefits from all large scale operational issues such as capacity planning, redundancy, security, etc.

2.   Customer registration may be required

ITN can provide a system that either requires registration, or allows guest access based on Northwest Airlines requirements. This functionality is available today. Guest access allows a site visitor to actually complete the reservation without actually having completed a profile. However, the user is required to provide some mandatory data necessary for the completion of a PNR.

3. Customer selects origin, destination, date(s) of travel, time(s) of day, number of passengers and passenger type (adult, senior, child, infant)

Today, the ITN booking interface prompts a user to input the following information on the flight availability request page: Origin, destination, date, time as well as multiple sorting options. Although these options may not be necessary based on the nature of this site, they include sorting criteria such as:

Price, time, fewest number of connections, most miles, etc.

4. The product will price itineraries using Worldspan's SecuRate product. Pricing entries include appending an SR designation.

The SecuRate pricing functionality is be utilized today by ITN in the corporate environment. This is fully functional today. If ITN is to provide reservation services to Northwest over a non proprietary Worldspan circuit, ITN would first need to emulate a given pseudo city code then add the SR designation.

5.   Only NW and NW airlink flights will be returned.

ITN will provide Northwest with a configurable site containing all biasing capabilities. Northwest Airlines and Northwest airlink carriers will be the only vendors allowed. Should there be no available NW or NW airlink flights in a given market, there will be no flight availability provided.

6.   E-Ticket required where available

E-Ticket is the current default in the ITN system today. However, this is completely configurable by Northwest Airlines

7.   Reserve and 24-hour hold options available

This feature is currently not available and would need to be developed and released at a subsequent phase. ITN has, however, already completed both the functional abstract and the technical specification to complete this work and feel that it could be implemented in a relatively short timeframe.

8. If 24-hour hold is chosen, customer should have the ability to return to the Internet to purchase.

N/A

9. Credit card validation must be done whether purchasing or placing on 24-hour hold

ITN provides a basic mod 10 credit card number validation check. This essentially matches the number sequence against the type of card. This does not validate that the card is valid from either from a credit limit standpoint or legal standing (lost or stolen) standpoint. However, the actual card validation and approval process occurs at time of purchase. This function is provided through the CRS.

10. Ticketing and fulfillment could either be done directly through ITN or we may require that ITN queue the reservation to NW for fulfillment (TBD)

ITN is capable today of either providing the fulfillment services for Northwest, or queuing the reservation to NW for direct fulfillment. Upon request, ITN can provide a proposal for the fulfillment of these tickets. Our fulfillment center, located in Palo Alto, California is currently providing fulfillment for approximately sixty independent organizations.

11. If NW provides the fulfillment, the PNR must be formatted according to NW's specifications

ITN has developed a tool referred to as the PNR Editor. The PNR Editor allows an organization to build a PNR to exacting standards, maintaining all mandatory and optional edits to the PNR thus maintaining the integrity of the data contained therein.

The PNR is also compatible with mid-office products such as an automated quality control system. For example, fare, seat and upgrade checking can all be built in the PNR Editor so that when the QC system picks up the record, the interface is streamlined and seamless.

12.  Provide option to allow purchaser to be different that passenger

This functionality is available today. Either through the Travel Arranger functionality, where an individual actually designates another to be the authorized user and booker, or through secondary profiles. Secondary profiles allow one user to build, maintain and manage profiles and travel for multiple individuals. For example, a user might create a primary profile for themselves, while building secondary profiles for their spouse and children.

13. Collect customer and billing information including first name, middle initial, last name, phone number, email address, billing address, passenger name (if different than purchaser) mailing address (if different than billing).

These fields are all available in the standard ITN product. This information can either be stored in the profile and moved into the record at the time of booking, or it can be gathered at the time of booking. Information can be streamed to Northwest on a regular basis using a mutually acceptable method of data transfer.

14. Customer preferences should be available including: meal selection, sat selection, frequent traveler program (NW and partners only) and frequent traveler number

This functionality is all currently available. This information can either be stored in the profile and moved into the record at the time of booking, or it can be gathered at the time of booking. Somewhat generic seat preferences can be stored in the profile, however, ITN provides seat selection capabilities through a fully interactive seat map program. If this program is not used, a generic request will be made based on default preference stored in the profile.

15. Quick booking feature would be nice to have. This means, NW could pass through origin, destination, dates of travel, times of day, number of passengers, through a URL and ITN would return the availability display (similar to Roundtrip Fare Finder product on nwa.com)

This functionality is currently available. It does require that Northwest provide the data to ITN in ITN acceptable formatting. Details of the URL data formats can be provided at a later date.

Additional Features of the ITN Consolidator Site


 .    Accesses of a single GDS (i.e. Apollo, Galileo, Worldspan or Sabre)

 .    Online help section

 .    Reservations are queued, as well as e-mailed

 .    User feedback form

 .    Full year online interactive calendar

 .    Optional SSL Encryption

 .    Agency Information control

 .    Online payment

 .    Airport/city name auto-misspell detection

 .    Password protected User Profiles with private user database, stored contact, air, car and hotel preference, frequent flyer numbers

 .    Password protected Administration area

 .    Site Security Control

 .    Access, performance and Booking statistics updated daily

 .    PNR Documentation control

 .    Low Fare Search, dependant on GDS

 .    Car and Hotel Corporate Discount Codes if Applicable

 .    Special Ticketing/Travel Instructions

 .    Multiple Availability Sorting Options

 .    Interface Customization Editor

 .    Fully Programmatic PNR Construction

 .    Seat Maps

 .    Travel Arranger

 .    Trip Templates

 .    Ability to change a PNR

                               FEES AND PAYMENT


ITN Consolidator Site
Design and Set-Up Fee                                                         $ 25,000.00
Monthly Access Fee                                                            $  1,500.00
Fee per Booking                                                               $      4.00
PNR Changes                                                                   $ [*] per change/
                                                                              $ [*] cap per Booking fee


                       iii.1 Fees for Optional Services

Hotel Mapping & Driving Directions  (annual fee)                              $ 2,500.00
** Hotel Mapping & Driving Directions annual fee waived by ITN.
Programming Hourly Fee                                                        $ [*]
HTML Coding Hourly Fee                                                        $ [*]
Graphic Design Hourly Fee                                                     $ [*]
Special Consulting Hourly Fee                                                 $ [*]
Hotel Database Load (post-implementation)                                     $ 1,500.00
Air Contract Load (post-implementation)                                           400.00   per contract

Prices apply per pseudo city unless otherwise specified. For all Engineering Fees, estimates will be provided and work will not be initiated without a signed authorization from Company accepting the estimate. All fees for optional services are subject to change at any time without prior notice to Company.


(i)   Delivery Schedule

Delivery of Completed Consolidator Site.................  4 to 6 weeks from the definitive signing of the agreement and receipt of all content as
                                                            described below and labeled Company Content

(ii)  Company Content


 . Company logo or unique graphic and/or descriptive nomenclature to be provided by Company in standard electronic format according to specifications provided by ITN;

 . Licensee's corporate travel policy information; negotiated airfares; car rental rates; preferred hotel properties, rates, and descriptive information to be used in the biasing of the user interface's display of information to be provided by Company in standard electronic format according to specifications provided by ITN;

 . Designation of travel agency service provider(s) for the transmission of Booking information via designed GDS electronic queues or e-mail;

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY
      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                 ATTACHMENT H

                         TECHNICAL / CUSTOMER SUPPORT


     1. Technical/Customer Support. GT agrees to provide first level technical and customer support to end-users of the Private Label Site(s) as further described below. GT will use best commercial efforts to make this support available 24 hours a day, seven days a week, 365 days a year, by a unique Company telephone number and electronic mail. In addition, GT agrees to use commercially reasonable efforts to ensure that support phone calls will not exceed a hold time of more than two
          (2) minutes and GT will respond to electronic mail within twenty-four
          (24) hours of receipt of such electronic mail.

          .    Provide a unique local number that Company's toll free 800 number dedicated to Technical / Customer Telephone Support will be directed toward.
          .    Provide a unique Company email address dedicated to Technical /
               Customer Email Support
          .    Provide technical and end-user support on network connection, firewall and server issues based upon information from Company regarding network operations.
          .    Troubleshoot world wide web connection problems
          .    Provide basic customer training/navigation assistance
          .    Assist with registration, password and user profile issues
          .    Provide technical and user support on air, car and hotel bookings
          .    Provide voicemail and electronic mail support for customer inquiries
          .    Logging of calls, electronic mails and voicemail inquiries
          .    Escalation of critical issues internally within  GT
          .    Reference calls that are travel agency related to Company's designate corporate agency
          .    Provide ongoing updates to the Company account manager regarding outstanding issues
          .    Ongoing testing of the Private Label Site(s)


     2 Reports. GT will use reasonable commercial efforts to provide the following reports to Company within seven (7) days of each month end, listing the statistics for that month:

               Telephone Support
               -----------------
               Number of telephone calls answered through the unique Company support line
               Call Length  (Total minutes and average call length)
               Summary regarding type of inquiry (e.g. password; basic
                    navigation; FOP, CRS Profile, and other miscellaneous error messages; attempts to change reservations on weekends)
               Summary of proposed resolution

               Email Support
               -------------
               Number of electronic mails received
               Summary regarding type of inquiry (e.g. password; basic
                    navigation; FOP, CRS Profile, and other miscellaneous error messages; attempts to change reservations on weekends)
               Summary of proposed resolution

The format of these reports may be revised from time to time to include additional or different information, as mutually agreed upon by Company and GT